Coopers & Lybrand L.L.P.
a professional services firm
600 Congress Avenue
Suite 1800
Austin, Texas 78701-3266
telephone (512) 477-1300
facsimile (512) 477-8681



October 16, 1997


Mr. Frank Simola
Chief Executive Officer
PowerCold Corporation

9408 Meadow Brook Avenue
Philadelphia, PA 19118

Dear Mr. Simola:

This is to confirm that the client-auditor relationship between PowerCold Corporation, formerly International Cryogenic Systems Corporation (Commission

File Number 33-19584), and Coopers & Lybrand L.L.P has ceased.

Very truly yours,

/s/Coopers & Lybrand L.L.P.

Coopers & Lybrand L.L.P.


cc:  Office of the Chief Accountant
     SECPS Letter File
     Securities and Exchange Commission
     Mail Stop 11-3
     450 Fifth Street, N.W.
     Washington, D.C. 20549







Coopers & Lybrand L.L.P. is a member of Coopers & Lybrand International, a Swiss limited liability association.